UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2010

ATS Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-51552	11-3747850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7925 Jones Branch Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (571) 766-2400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

ATS Corporation (the “Company”) held its Annual Meeting of Stockholders on May 18, 2010 (the “Annual Meeting”). At the Annual Meeting, our stockholders (i) elected Edward J. Smith, Joel R. Jacks, and James R. Swartwout to serve as Class II directors for a term of three years expiring at the 2013 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified and Anita K. Jones to serve as a Class III director for a term of one year expiring at the 2011 Annual Meeting of Stockholders or until her successor is duly elected and qualified; and (ii) ratified the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm for 2010. Set forth below are the voting results for these two proposals:

Item 1:	The election of three directors for a three-year term expiring at the 2013 Annual Meeting and the election of one director for a one-year term expiring at the 2011 Annual Meeting

Class II	For	Against or Withheld	Not Voted (1)
Joel R. Jacks	16,785,220	12,536	3,530,322
Edward J. Smith	16,787,899	9,857	3,530,322
James R. Swartwout	16,779,799	17,957	3,530,322

Class III	For	Against or Withheld	Not Voted (1)
Anita K. Jones	16,788,629	9,127	3,530,322

Item 2:	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2010

For	Against or Withheld	Abstain	Not Voted (1)
20,324,101	3,976	1	0

(1)
A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to the item and has not received voting instructions from the beneficial owner of the shares it holds.  Broker non-votes are counted when determining whether the necessary quorum of stockholders is present or represented at each annual meeting.

Item 8.01   Other Events

At the Annual Meeting on May 18, 2010, the stockholders elected two new directors to the Board, filling two newly created directorships that resulted from the Board’s increase in its membership from seven to nine.  Dr. Anita K. Jones joins the Company’s Board as an independent Class III director, and will serve as a member of the Compensation Committee.  Dr. Jones will serve until the next election of directors at the Company’s 2011 Annual Meeting. Mr. James R. Swartwout joins the Company’s Board as an independent Class II director, and will serve as a member of the newly formed Nominating and Governance Committee.  Mr. Swartwout will serve until the election of directors at the Company’s 2013 Annual Meeting of stockholders. The class designations for these two new members are to ensure that our classes contain an equal number of directors in each, resulting in three directors in each class.

Since 2008, Mr. Swartwout has served as an independent consultant for several organizations. From 2006 to 2008, he was co-chief executive officer and board member of Habasit Holding (“Habasit”), the U.S. subsidiary of Habasit AG, the leading global suppler of precision conveyor belts. Following Habasit’s 2006 acquisition of Summa Industries (“Summa”), a publicly traded manufacturer of diversified plastic products for industrial and commercial markets, he managed the integration of Summa. He served as chairman, chief executive officer and chief financial officer of Summa Industries from 1988 to 2006. Prior to Summa, Mr. Swartwout served in several executive roles in various manufacturing firms. He is currently a director of Sparton Corporation (NSYE: SPA), a diversified electronics company and supplier of sophisticated electronic assemblies to the U.S. Navy and U.S. Coast Guard, where he has served as a member of the executive committee and compensation committee since 2008. He was also a director for Advanced Materials Group from 2001 to 2004. Earlier in his career, he served as a Commissioned Officer in the U.S. Navy. Mr. Swartwout received a B.S. in Industrial Engineering from Lafayette College and a M.B.A. from the University of Southern California.

Dr. Jones is a University Professor Emerita at the University of Virginia's School of Engineering and Applied Science, where she has taught since 1988. From 1993 to 1997, Dr. Jones served as Director of Defense Research and Engineering in the U.S. Department of Defense, where she was responsible for the management of the Department's science and technology programs. Dr. Jones is currently a senior fellow of the Defense Science Board, a member of the National Academy of Engineering, a trustee of InQTel, and a member of the Executive Committee of the governing corporation of the Massachusetts Institute of Technology. Since 1998, she has been a director of Science Applications International Corporation (NYSE: SAI). Dr. Jones was also a founder and vice president of Tartan Laboratories, a trustee of the MITRE Corporation, and she served as vice-chair of the National Science Board, the governing board of the U.S. National Science Foundation. Dr. Jones received her A.B. from Rice University in mathematics, her M.A in literature from the University of Texas and a Ph.D. in computer science from Carnegie Mellon University.

 The Company issued a press release on May 24, 2010 announcing the addition of Dr. Jones and Mr. Swartwout to the Board.  A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01          Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release Dated May 24, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    May 24, 2010

ATS CORPORATION

By:	/s/ Dr. Edward H. Bersoff
Dr. Edward H. Bersoff
Chairman, President and
Chief Executive Officer